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PRESS RELEASE

Piedmont Natural Gas Reaffirms Support of SouthStar Venture


    CHARLOTTE, N.C., July 30 /PRNewswire/ -- On July 26, 2001, a wholly-owned affiliate of AGL Resources (NYSE: ATG) (AGLR) filed a lawsuit against Dynegy Marketing and Trade (NYSE: DYN). The lawsuit purports to be a "derivative complaint on behalf of SouthStar Energy Services, LLC." SouthStar is a natural gas marketer operating in Georgia under the trade name Georgia Natural Gas Services. A wholly owned subsidiary of Piedmont Natural Gas Company (NYSE:
PNY) is a founding member and a 30% owner of SouthStar. The remaining ownership interest is held by affiliates of AGLR (50%) and Dynegy (20%).

    "Piedmont was unaware of the lawsuit initiated by AGLR's affiliate prior to its filing last Thursday and is not a party to it," commented Piedmont President and CEO Ware Schiefer. "Piedmont is an active participant in the governance of SouthStar through its membership on the venture's Executive Committee. However, we have not as yet been provided with sufficient information with which to analyze the merits of the allegations made in the lawsuit."

    Piedmont is involved in a number of joint venture companies and has always considered relationships with its partners to be an important element in the continued success of those activities. Piedmont entered into the SouthStar venture because of the unique strengths each member company would contribute to SouthStar's success. As a result of those combined strengths, SouthStar has become a profitable, customer-oriented marketer in Georgia and has the largest market share in Georgia of all marketers operating in that state.

    "Through its representation on SouthStar's Executive Committee, Piedmont is intent on continuing to work closely with SouthStar's Executive Committee to resolve the issues in AGLR's lawsuit against Dynegy and SouthStar's management team to build on the successes already achieved. SouthStar will remain strongly focused on the markets and customers it serves. We remain committed to working with both of our partners, Dynegy and AGLR, to assure SouthStar's continued success in the retail markets of the Southeastern United States," said Schiefer.

    Piedmont Natural Gas Company is an energy and services company primarily engaged in the transportation, distribution and sale of natural gas to 700,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. An unregulated subsidiary of the Company is an equity participant in a venture that markets natural gas to an additional 570,000 customers in Georgia, the first state in the venture's eight-state region to deregulate retail natural gas service. Another unregulated subsidiary is an equity participant in Heritage Propane Partners, L.P., the nation's fourth-largest propane distributor serving more than 500,000 customers in twenty-eight states.



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